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Exhibit 10.51

        The following exhibit is a form of the agreement between the Fox Broadcasting Company, the licensee and the licensee television stations. Substantially identical agreements exists for the following stations and their licensees:

        WPGH-TV, WZTV-TV, WTTE-TV, KABB-TV, WUTV-TV, KOKH-TV, WRGT-TV, WRLH-TV, WVAH-TV, WSMH-TV, WDKY-TV, KDSM-TV, KBSI-TV, WUHF-TV, WSYT-TV, WMSN-TV, WEMT-TV, WTAT-TV, WYZZ-TV.

        The agreement for WBFF-TV is substantially identical except for the omission of paragraph 12.

FOX BROADCASTING COMPANY

STATION AFFILIATION AGREEMENT

July 1, 2002

Sinclair Broadcast Group, Inc.

            -TV
10706 Beaver Dam Road
Cockeysville, MD 21030

Attention:    General Manager

        This sets forth the terms and conditions of the agreement between Fox Broadcasting Company ("Fox"), on behalf of itself, and its wholly-owned subsidiary, the Fox Children's Network, Inc. ("FCN"), and                        ("Licensee"), for the carriage of programming over the facilities of Licensee's television station            ("Station"). As used in this Agreement, the terms "program", "programming" and "Fox programming" and any derivations thereof shall mean, unless specifically indicated otherwise, the programming of Fox and the programming of FCN, and all terms of this Agreement shall apply to both.

1.	Fox Programming: Fox will deliver to the Station for free over-the-air television broadcasting all programming which Fox and FCN make available for broadcasting in the community to which Station is presently licensed by the Federal Communications Commission ("FCC"), which is , . The selection, scheduling, substitution and withdrawal of any program or portion thereof shall at all times remain within Fox's sole discretion and control. Licensee shall not and shall not authorize others to broadcast or otherwise use any program (or part thereof) or other material supplied by Fox except as specified in this Agreement, and without limiting the foregoing, Station may broadcast Fox programming only: (i) as scheduled by Fox, (ii) over Station's facilities in the Community specified above in this Paragraph 1 ("Station's Community"), and (iii) by free over-the-air television broadcasting.
2.
Delivery: Fox will transmit the programming hereunder by satellite and shall keep Licensee apprised of both the satellite and transponder being used for that transmission. Any and all costs of whatever kind that Station incurs to pickup the programming from the satellite and rebroadcast it shall be the sole responsibility of Licensee. Fox shall not simultaneously distribute or grant permission to another person or entity, for the simultaneous distribution of Fox programming over any means of distribution other than over-the-air broadcasting within the DMA of Station; provided, however, if Licensee elects not to grant consent for the retransmission of any Fox programming to any multichannel video programming distributor ("MVPD") within the DMA, Fox may then grant permission for the simultaneous distribution of Fox programming to the homes served by such MVPD. In the event that Fox gives any other affiliate boarder exclusivity protection, Licensee will be entitled to the same protection. Notwithstanding the foregoing, Licensee shall be entitled to such broader protection only if Licensee pays or provides to Fox the same consideration, if any, which such other affiliate paid or provided to Fox in exchange for the broader exclusivity protection.

3.	Carriage & Preemption:
(a)
Licensee agrees to broadcast over Station's facilities, all Fox programs in their entirety, including, but not limited to, all commercial announcements, Fox i.d.'s, Fox promos and credits, without interruption, deletion, addition, squeezing, alteration, or other changes (except for adding Licensee's commercial announcements as provided in this Agreement) on the dates and at the times the programs are scheduled by Fox.
(b)
Fox commits to supply sufficient programming throughout the Term of this Agreement for the hours presently programmed by it (the "Programmed Time Periods"), which Programmed Time Periods are as follows (for programming other than FCN and Daytime programming, the specified times apply for the Eastern or Pacific Time Zones, and the Mountain and Central Time Zones are one hour earlier; for FCN and Daytime programming, the specified times apply to all Time Zones, unless Fox agrees otherwise):
Prime Time:	7-10 P.M. Sunday 8-10 P.M. Monday through Saturday
Late Night:	11 P.M.-12:00 A.M. Saturday
FCN:	8:00 A.M.-12:00 Noon Saturday
Weekend, Allstar & Post Season Sports:	As scheduled for Station by Fox, including pre-game and post-game shows.

Subject only to the preemption rights in Paragraph 11 below, Licensee shall broadcast over Station for the Term of this Agreement, during the Programmed Time Periods, all Fox programming specified by Fox, except to the extent that Licensee is broadcasting programming pursuant to (and within the specific limits of) a commitment expressly set forth on Exhibit A (for non-sports programming) or Exhibit B (for sports programming) to this Agreement (but not including any extension or renewal of such commitment by option extension or otherwise if such renewal or extension would conflict with the in-pattern clearance of any Fox programming). If any Fox programming is not broadcast in its Programmed Time Period due to any such commitment, Licensee shall broadcast that Fox programming in the "make good" time period specified in Exhibit A or B, as applicable.
(c)
Without limiting subparagraph (b) above, each time that Licensee for any reason fails to (or advises Fox it will not) telecast any Fox programming as provided for in this Agreement, then upon Fox's request, Licensee shall telecast that programming (or replacement programming selected by Fox) and the commercial announcements contained in it, in a substitute time period that is within the same A.C. Nielsen broadcast ratings week as, and that is of a quality and rating value as nearly as possible equal to that of, the time period during which the programming was not telecast. Licensee shall give Fox at least 72 hours advance notice that it intends not to broadcast any Fox programming and in such notice shall identify the substitute time period that Licensee selects, which time period shall be subject to Fox's prior approval. If Licensee does not fully comply with the foregoing, then, without limitation to any other rights of Fox under this Agreement or otherwise, Fox shall have the right to license the broadcast rights to the applicable omitted programming (or replacement programming) to another television station located in Station's Community and shall advise Licensee in writing of any such action. In addition to the foregoing, with respect to programming for broadcast within the New Programmed Time Periods (as defined in subparagraph 3(e) below), Fox will provide Licensee with written notice ("New Program Notice") for each program addition, and Licensee shall be required to broadcast such program addition within said New Programmed Time Period, as soon as reasonably possible after such program addition is made available to Station, but no later than six (6) months following Licensee's receipt of a New Program Notice; provided, however, if, prior to being advised by Fox of Fox's intent to expand into the New Programmed Time Period, Licensee has entered into a written contract, or has exchanged correspondence or memos that specifically require the Station to broadcast programming in the New Programmed Time Period or has written programming commitments for a broadcast window that collectively preclude Station from broadcasting the Fox programming in the New Programmed Time Period, then until expiration of its conflicting written commitments (which may not be renewed or extended except as otherwise provided herein), Licensee may broadcast the Fox programming outside the New Programmed Time Period at a time period mutually acceptable to Fox and Licensee. If Licensee refuses to broadcast any program within a New Programmed Time Period for any reason other than those specified in Paragraph 11 below, then either Licensee or Fox shall have the right to terminate this Agreement upon six months prior notice to the other party.

(d)
Under this Agreement, an "Approved Preemption" shall mean: any failure to broadcast due to force majeure under Paragraph 7 below, any preemption permitted by Exhibit A or B hereto that is "made good" in accordance therewith and any preemption permitted by Paragraph 11 below. Any other preemption or failure to broadcast any Fox programming is an "Unauthorized Preemption" and without limiting any other rights of Fox under this Agreement or otherwise, if within any 12-month period during the Term of this Agreement, Station makes three (3) or more Unauthorized Preemptions of any Fox programming (or Licensee or Station states, either in general or specific terms, that Station intends to make such Unauthorized Preemptions or Fox reasonably concludes, based upon Licensee's or Station's actions or otherwise, that such Unauthorized Preemptions will occur), Fox may, upon 30 days prior written notice to Licensee, elect to either: (1) terminate Station's right to broadcast any one or more series or other Fox programs, as Fox shall elect, and, to the extent and for the period(s) that Fox elects, thereafter license the broadcast rights to the applicable series or other Fox programs to any other television station or stations located in Station's Community, or (2) terminate this Agreement.
(e)
Licensee shall broadcast over Station's facilities all Fox programming to be offered during time periods not presently programmed by Fox or FCN ("New Programmed Time Periods"), subject to Fox providing to Licensee at least six months notice prior to delivering any additional programming within these time periods. Without limitation to any of Licensee's and Station's obligations to carry Fox programming, Licensee acknowledges and agrees that in-pattern clearance of Fox programming is critically important to Fox and FCN, and Licensee: (1) agrees to act in good faith to fulfill its obligations as set forth in this Agreement to clear in pattern all Fox programming on Station, subject only to the preemption rights set forth in Paragraph 11 below; and (2) confirms that except as expressly set forth in Exhibit A or Exhibit B to this Agreement, there is no obligation or commitment that would interfere or conflict with in-pattern clearance on Station of existing Fox programming and that all agreements that require Licensee to broadcast programming in time periods that conflict with in-pattern clearance of existing Fox programming shall be permitted to expire on the earliest possible dates under such agreements without renewal or extension by Licensee, unless any such renewal or extension would not conflict with in-pattern clearance of any Fox programming.
4.	Promotion:
(a)
Fox will provide Licensee with on-air promotional announcements, which may be for any Fox programming ("Fox Promos"), including without limitation, any FCN programming, for broadcast in Station's non-Fox programming. Licensee shall use its good faith, best efforts to provide an on-air promotional schedule consistent with Fox's recommendations and in coordination with Fox, and to budget Station's annual advertising funds so as to enable Station to participate, on a year-round basis, in Fox's "co-op" advertising plan. Without limitation to the foregoing, in each instance, if any, that Fox determines that Station's "Sweeps Rating" (as defined below) is below the average Sweeps Rating for all Fox affiliated stations, then Station shall be deemed to be "Performing Below Average" and shall, within 15 days of Fox giving Licensee written notice thereof, commence full compliance with the following: (1) Station shall not broadcast, during each one-half hour of all periods that Station is not broadcasting Fox programming (the "Non-Fox Time Periods"), less than one (1) thirty (30) second promotional announcement (or promotional announcements aggregating 30 seconds, to the extent Fox so elects) for Station's local, syndicated or Fox programming, and (2) during all Non-Fox Time Periods, Licensee shall broadcast Fox Promos for not less than 45% of 100% (the "Applicable Percentage") of the total, aggregate "gross ratings points" for all the promotional announcements broadcast by Licensee ("Aggregate Promotional GRP's") within the Non-Fox Time Periods (the specific Fox Promos broadcast by Licensee and number of broadcasts of each Fox Promo shall be, to the extent Fox elects, as specified by Fox, and the broadcasts of the Fox Promos shall be made so that the GRP's allocated thereto are distributed fairly and reasonably across the Non-Fox Time Periods); provided, however, that if Station's Sweeps Rating ranks Station within the bottom 50% (ranked highest to lowest) of those Fox affiliated stations that are Performing Below Average, then the Applicable Percentage for Station shall be not less than 55% of 100% of said Aggregate Promotional GRP's. Licensee's full compliance with the immediately foregoing sentence shall continue until Licensee is no longer Performing Below Average, as determined by the most recent Sweeps Rating. For purposes hereof, the "Sweeps Rating" shall mean for each station the average A.C. Nielsen rating for the most-current completed "sweeps" period for Adults 18-49 for all prime time hours programmed by Fox. Licensee agrees to maintain complete and accurate records of all promotional announcements broadcast as provided herein. Within two (2) weeks following each request by Fox therefor, Licensee will submit copies of all such records to Fox. Notwithstanding anything to the contrary in (and without limitation to the above provisions of) this subparagraph 4(a), and as a material term of this Agreement, Licensee shall, in coordination with Fox, cause Station to broadcast a total of 30 seconds in each of Station's prime-time access periods, promotional announcement for Fox programming provided by Fox hereunder.

(b)
In addition to providing the promotion announcements referred to above, Fox shall make available to Licensee, at reasonable costs, such other promotional and sales materials as Fox and Licensee may mutually consider appropriate. Licensee shall not delete any copyright, trademark, logo or other notice, or any credit, included in any materials delivered pursuant to this paragraph or otherwise, and Licensee shall not exhibit, display, distribute or otherwise use any trademark, logo or other material or item delivered pursuant to this paragraph or otherwise, except as instructed by Fox at the time.
(c)
Fox shall determine annually an A.C. Nielsen "Sweeps" co-op plan, including an amount determined by Fox in its sole discretion (the "Co-Op Commitment") in local cash expenditures to be made by Licensee to promote Fox on Station. Licensee agrees to comply with these designated cash expenditures throughout the term of this Agreement; provided, however, that on occasion, Licensee may in its sole discretion spend less than the amounts designated by Fox due to Licensee's corporate financial considerations. Subject to Licensee's full performance of its obligations under this Paragraph 4, Fox will reimburse Licensee for 50% of such cash expenditures as are made in accordance with Fox's co-op plan, up to a maximum annual Fox contribution equal to 50% of the Co-Op Commitment. For the 1997/1998 Fox network television season, the total Co-Op Commitment for Station that Fox determines shall not exceed $ (the "Commitment Limit") (the dollar amount of such Commitment Limit herein shall be the same dollar amount that was in the last Fox Station Affiliation Agreement in effect for Station); provided, however, that in no event will Fox require Licensee to promote more than a total of 60 nights (not more than a total of 20 nights for each of the November, February and May Sweeps (the "3 Sweeps")) for said 1997/1998 Fox network television season. Notwithstanding anything hereinabove to the contrary, the total 3 Sweeps average Co-Op Commitment for the 1997/1998 broadcast season will not exceed Licensee's total 3 Sweeps average for the 1996/1997 broadcast season by more than nine and six-tenths percent (9.6%) and, for the 1998/1999 season and each subsequent Fox network television season thereafter, the total 3 Sweeps average for such season shall not exceed the total 3 Sweeps average for the immediately preceding Fox network television season by more than nine and six-tenths percent (9.6%).

5.	Commercial Announcements:
(a)
Licensee may include in each individual Fox program the same number and length of commercial announcements (including station breaks) as Fox provides generally in that program for its affiliates on a national basis.
(b)
Subject to the rules and regulations of the FCC relating to the broadcast of commercial matter in children's programming, Fox shall determine the placement, timing and format of Fox's and Licensee's commercial announcements. Fox shall have the right to include commercial announcements in all of the commercial time available in each hour of the programming other than that expressly allocated to Licensee in this Agreement.
(c)
Licensee's broadcast over the Station of all commercial announcements included by Fox in Fox programming is of the essence of this Agreement, and nothing contained in Paragraph 3 above or elsewhere in this Agreement (other than Paragraph 11 below) shall limit Fox's rights or remedies at law or otherwise relating to failure to so broadcast said commercial announcements. Licensee agrees to maintain complete and accurate records of all commercial announcements broadcast as provided in this Agreement. Within two (2) weeks following each request by Fox therefor, Licensee will submit copies of all such records to Fox.
6.
Supplemental Agreements: Notwithstanding anything herein to the contrary, each of the 1998 FKW Supplemental Agreement, 1998 NFL Supplemental Agreement and 1999 Prime-Time-Inventory-Purchase Supplemental Agreement, as they may have been amended or supplemented (collectively the "Supplementals"), between Licensee and Fox, are in full force and effect, and this Agreement is now deemed the applicable Station Affiliation Agreement referenced in the Supplementals. Notwithstanding anything to the contrary in Paragraph 3 above regarding New Programmed Time Periods, if Fox recommences programming any FCN Programmed Time Period specified in subparagraph 4(a) of the FKW Supplemental Agreement, then the provisions of the FKW Supplemental Agreement will control (provided, however, if Station is airing a two (2)-hour locally originated news program 7:00 A.M.-9:00 A.M. Monday through Friday, Station shall air said morning programming 2:00 P.M.-3:00 P.M. Monday through Friday).
7.
Force Majeure: Neither Fox nor FCN shall be liable to Licensee for failure to supply any programming or any part thereof, nor shall Licensee be liable to Fox or FCN for failure to broadcast any such programming or any part thereof, by reason of any act of God, labor dispute, non-delivery by program suppliers or others, failure or breakdown of satellite or other facilities, legal enactment, governmental order or regulation or any other similar or dissimilar cause beyond their respective control ("force majeure event"). If, due to any force majeure event(s), Fox substantially fails to provide the programming to be delivered to Licensee under Paragraph 1 above, or Licensee substantially fails to broadcast such programming as scheduled by Fox, for 4 consecutive weeks, or for 6 weeks in the aggregate during any 12-month period, then the other party hereto (the "unaffected party") may terminate this Agreement upon thirty (30) days prior written notice to the party so failing, which notice may be given at any time prior to the expiration of 7 days after the unaffected party's receipt of actual notice that the force majeure event(s) has ended.
8.
Assignment: This Agreement shall not be assigned by Licensee without the prior written consent of Fox, and any permitted assignment shall not relieve Licensee of its obligations hereunder. Any purported assignment by Licensee without such consent shall be null and void and not enforceable against Fox. Licensee also agrees that if any application is made to the Federal Communications Commission pertaining to an assignment or a transfer of control of Licensee's license for the Station, or any interest therein, Licensee shall immediately notify Fox in writing of the filing of such application. Except as to "short form" assignments or transfers of control made pursuant to Section 73.3540(f) of the Rules and Regulations of the Federal Communications Commission, Fox shall have the right to terminate this Agreement, effective upon thirty (30) days notice to Licensee and the transferee or assignee of such termination, which notice may be given at any time within ninety (90) days after the earlier of: (a) the date on which Fox learns that such assignment or transfer has become effective, or (b) the date on which Fox receives written notice of such assignment or transfer. Licensee agrees, that upon Fox's request, Licensee shall procure and deliver to Fox, in form satisfactory to Fox, the agreement of the proposed assignee or transferee that, upon consummation of the assignment or transfer of control of the Station's authorization, the assignee or transferee will assume and perform this Agreement in its entirety without limitation of any kind. If Licensee fails to notify Fox of the proposed assignment or transfer of control of said Station's authorization, or fails to procure the agreement of the proposed assignee or transferee in accordance with this Paragraph, then such failure shall be deemed a material breach of this Agreement.

9.
Unauthorized Copying: Licensee shall not, and shall not authorize others to, record, copy or duplicate any programming or other material furnished by Fox hereunder, in whole or in part, and shall take all reasonable precautions to prevent any such recordings, copying or duplicating. Notwithstanding the foregoing, if Station is located in the Mountain Time Zone, Licensee may pre-record programming from the satellite feed for later telecast at the times scheduled by Fox. Licensee shall erase all such pre-recorded programming promptly after its scheduled telecast.
10.
Term: The term of this Agreement shall commence on July 1, 2002, and shall continue through June 30, 2005 ("Term"). Notwithstanding anything to the contrary contained in this Agreement, upon the termination or expiration of the Term of this Agreement, all of Licensee's and Station's rights to broadcast or otherwise use any Fox program or any trademark, logo or other material or item hereunder shall immediately cease and neither Licensee nor Station shall have any further rights whatsoever with respect to any such program, material or item.
11.
Applicable Law: The obligations of Licensee and Fox under this Agreement are subject to all applicable federal, state, and local laws, rules and regulations (including, but not limited to, the Communications Act of 1934, as amended, and the rules and regulations of the Federal Communications Commission) and this Agreement shall be deemed to have been negotiated and entered into in the State of California, and all matters or issues collateral thereto shall be governed by, the law of the State of California applicable to contracts negotiated, executed and performed entirely within that state. With respect to programs offered or already contracted for pursuant to this Agreement, nothing in any other Paragraph hereof shall be construed to prevent or hinder Licensee from (a) rejecting or refusing Fox programs which Licensee reasonably believes to be unsatisfactory, unsuitable or contrary to the public interest, or (b) substituting a program which, in Licensee's opinion, is of greater local or national importance; provided, however, Licensee shall give Fox written notice of each such rejection or substitution, and the justification therefor, at least 72 hours in advance of the scheduled broadcast, or as soon thereafter as possible (including an explanation of the cause for any lesser notice). Programming will be deemed to be unsatisfactory or unsuitable only if it (i) is delivered in a form which does not meet accepted standards of good engineering practice; (ii) does not comply with the rules and regulations of the FCC; or (iii) is programming which Licensee reasonably believes would not meet prevailing contemporary standards of good taste in its community of license. In view of the limited nature of the Fox programming within each day-part as specified in subparagraph 3(b) above, Licensee does not foresee any need to substitute programming of greater local or national importance for Fox programming, except to present locally originated, non-entertainment, non-religious timely public interest programming, such as election coverage, live coverage of fast-breaking news events, political debates, town hall-type meetings and telethons, which telethons (a) serve the public interest and (b) are approved by Fox, which approval shall not be unreasonably withheld. Notwithstanding anything to the contrary expressed or implied herein, the parties acknowledge that Station has the ultimate responsibility to determine the suitability of the subject matter of program content, including commercial, promotional or public service announcements, and to determine which programming is of greater local or national importance, consistent with 47 C.F.R. Section 73.658(e).
12.
Station Acquisition By Fox: Notwithstanding anything to the contrary in this Affiliation Agreement, and without limitation to any of Fox's rights, if, during the Term of this Agreement, FOX, or its affiliate, subsidiary or related companies, or its parent, or any other entities in which any of the foregoing have an interest, consummates the acquisition of all of, or a controlling ownership interest in, another station in the Station's DMA, and Fox determines to operate the station acquired as a Fox affiliate, Fox may terminate this Agreement as a result of such acquisition, only if Fox first offers Licensee or its designee in writing (accompanied by financials of the station reasonably sufficient to enable Licensee to perform a valuation) the right to acquire Fox's interest (at a price which shall be the fair market value of the station), and Licensee rejects the offer in writing. If Licensee fails to respond to Fox's offer within thirty (30) days of receipt, Licensee shall be deemed to have rejected the offer. If Licensee wishes to purchase the station, it shall so notify Fox, in writing, within thirty (30) days of receipt of Fox's offer, and each party will, within the thirty (30) day period following Fox's receipt of Licensee's notice, specify what it believes to be the fair market value of the station. If the valuations are within ten percent of one another, the purchase price shall be the average of the two valuations. If the difference is greater, the two valuations shall be submitted for final determination of the purchase price to a well-known and experienced television station appraiser/broker mutually agreeable to Fox and Licensee. In the event Fox and Licensee are unable to agree on the appraiser/broker within five (5) business days, the matter shall be submitted to arbitration for final determination as provided in Paragraph 7 of the August 20, 1996 Letter Agreement between Fox and Licensee. Licensee shall have ten (10) business days after determination of the purchase price by the appraiser/broker or arbitrator, as the case may be, to notify Fox that it still wishes to proceed with the purchase. If Licensee or its designee purchases the station, it shall operate the station as a Fox affiliate pursuant to the instant Affiliation Agreement through the end of the Term, following the conclusion of any existing affiliation agreement for the station. If Licensee rejects the offer, Fox may then terminate this Agreement.

13.
Change in Operations: If at any time Station's transmitter location, power, frequency, programming format, hours of operation, technical quality of transmissions or any other material aspect of Station's operations is such that Fox determines in its reasonable judgment that Station is of materially less value to Fox as a broadcaster of Fox programming than at the date of this Agreement, then Fox shall have the right to terminate this Agreement upon thirty (30) days prior written notice to Licensee.
14.
Non-Liability of Board Members: To the extent the Fox Broadcasting Company Affiliates' Association Board of Governors (the "Board") and its members are acting in their capacity as such, then the Board and each such member so acting shall not have any obligation or legal or other liability whatsoever to Licensee in connection with this Agreement hereto, including without limitation, with respect to the Board's or such member's approval or non-approval of any matter, exercise or non-exercise of any right or taking of or failing to take any other action in connection therewith.
15.	Warranties and Indemnities:
(a)
Fox represents and warrants that Station's broadcast, in accordance with this Agreement, of any Fox programming, including Fox's commercial announcements, provided by Fox to Station, shall not violate any applicable rules, regulations or written policies of the FCC or other governmental authority having jurisdiction over Fox and/or Licensee, or violate or infringe upon the trade name, trademark, copyright, literary or dramatic right, or right of privacy or publicity of any party, or constitute a libel or slander of any party; provided, however, that the foregoing representations and warranties shall not apply: (1) to public performance rights in music, (2) to any material furnished or added by any party other than Fox after delivery of the programming to Station or (3) to the extent such programming is changed or otherwise affected by deletion of any material by any party other than Fox after delivery of the programming to Station. Fox agrees to indemnify and hold harmless Station and its parents, affiliates, subsidiaries, successors and assigns, and the respective owners, officers, directors, agents and employees of each, from and against all liability, actions, claims, demands, losses, damages or expenses (including reasonable attorneys' fees, but excluding Licensee's or Station's lost profits or consequential damages, if any) caused by or arising out of Fox's breach of the representations and warranties set forth in the foregoing sentence. Fox makes no representations, warranties or indemnities, express or implied, except as expressly set forth in this subparagraph (a).

(b)
Without limitation to any of Licensee's other obligations and agreements under this Agreement, Licensee agrees to indemnify and hold harmless Fox and its parents, affiliates, subsidiaries, successors and assigns, and the respective owners, officers, directors, agents and employees of each, from and against all liability, actions, claims, demands, losses, damages or expenses (including reasonable attorneys' fees, but excluding Fox's lost profits or Fox's consequential damages, if any) caused by or arising out of any matters excluded from Fox's representations and warranties by subparagraphs (a)(1), (2) or (3) above, or any breach of any of Licensee's representations, warranties or agreements hereunder or any programming broadcast by Station other than that provided by Fox hereunder.
(c)
The indemnitor may assume, and if the indemnitee requests in writing shall assume, the defense of any claim, demand or action covered by indemnity hereunder, and upon the written request of the indemnitee, shall allow the indemnitee to cooperate in the defense at the indemnitee's sole cost and expense. The indemnitee shall give the indemnitor prompt written notice of any claim, demand or action covered by indemnity hereunder. If the indemnitee settles any claim, demand or action without the prior written consent of the indemnitor, the indemnitor shall be released from the indemnity in that instance.
16.
Notices: All notices to each party required or permitted hereunder to be in writing shall be deemed given when personally delivered (including, without limitation, upon delivery by overnight courier or other messenger or upon receipt of facsimile copy), upon the date of mailing postage prepaid or when delivered charges prepaid to the telegraph office for transmission, addressed as specified below, or addressed to such other address as such party may hereafter specify in a written notice given as provided herein. Such notices to Licensee shall be to the address set forth for Licensee on page 1 of this Agreement, with a copy to Sinclair Communications, Inc., 10706 Beaver Dam Road, Cockeysville, MD 21030, Attn: General Counsel. Such notices to Fox shall be to: Fox Broadcasting Company, 10201 West Pico Boulevard, Los Angeles, CA 90035, Attn: Network Distributions; with a copy to: Fox Broadcasting Company, 10201 West Pico Boulevard, Los Angeles, CA 90035, Attn: Legal Affairs.
17.	Retransmission Consent:
(a)
Except as set forth below, without Fox's prior written approval, Licensee shall not grant its consent to the transmission or retransmission, by any cable system, other multichannel video programming distributor, telephone system, microwave carrier, wireless cable system, satellite or other technology wherever located, of Station's broadcast of any Fox programming.
	(b)	Intentionally deleted.
(c)
Licensee shall be entitled to invoke the protection against duplication of programming imported under the compulsory copyright license to the extent and in the manner provided in Sections 76.92 through 76.94 of the rules of the FCC as in effect from time to time. Such right shall apply to all Fox programming for the duration of the Term of this Agreement. For the duration of this Agreement, Licensee's rights shall apply to both simultaneous and non-simultaneous duplication. Licensee shall be entitled to invoke nonduplication protection in the area within 35 miles of the FCC's reference point for its city of license and, if Station is in a Hyphenated Market for purposes of FCC nonduplication rules, in the area within 35 miles of the FCC's reference point for each other designated community within such Hyphenated Market; provided, however, notwithstanding the foregoing, Licensee shall not invoke said nonduplication protection beyond the boundaries designated as its Designated Market Area ("DMA") as defined by A.C. Neilsen i.e. from time to time.
18.
Change In Fox Operations: Notwithstanding anything to the contrary in this Agreement and without limitation to any of Fox's rights, Fox reserves the right to make changes in its operations (and/or terms of doing business) that will be applicable to its affiliates generally. Fox shall notify Licensee in writing that Fox has made such change and the effective date thereof, and as of said effective date, this Agreement will be deemed amended to reflect such change.

19.	Miscellaneous:
	(a)	Nothing contained in this Agreement shall create any partnership, association, joint venture, fiduciary or agency relationship between Fox and Licensee.
(b)
No waiver of any failure of any condition or of the breach of any obligation hereunder shall be deemed to be a waiver of any preceding or succeeding failure of the same or any other condition, or a waiver of any preceding or succeeding breach of the same or any other obligation.
(c)
In connection with Fox programming, Station shall at all times permit Fox, without charge, to place, maintain and use on Station's premises, at Fox's expense, such reasonable amounts of devices and equipment as Fox shall require, in such location and manner, as to allow Fox to economically, efficiently and accurately achieve the purposes of such equipment. Station shall operate such equipment for Fox, to the extent Fox reasonably requests, and no fee shall be charged by Station therefor.
(d)
This Agreement, together with the Exhibits, constitutes the entire understanding between Fox and Licensee concerning the subject matter hereof and shall not be amended, modified, changed, renewed, extended or discharged except by an instrument in writing signed by Fox and Licensee or as otherwise provided pursuant to Section 18 hereof. Fox and Licensee each hereby acknowledges that neither is entering into this Agreement in reliance upon any term, condition, representation or warranty not stated herein, and that this Agreement, together with the Exhibits, replaces any and all prior and contemporaneous agreements, whether oral or written, pertaining to the subject matter hereof. All actions, proceedings or litigation brought against Fox by Licensee shall be instituted and prosecuted solely within the County of Los Angeles, California. Licensee hereby consents to the jurisdiction of the state courts of California and the federal courts located in the Central District of California as to any matter arising out of, or related to this Agreement.
(e)
Each and all of the several rights and remedies of each party hereto under or contained in or by reason of this Agreement shall be cumulative, and the exercise of one or more of said rights or remedies shall not preclude the exercise of any other right or remedy under this Agreement, at law, or in equity. Notwithstanding anything to the contrary contained in this Agreement, in no event shall either party hereto be entitled to or recover any lost profits or consequential damages because of a breach or failure by the other party, and except as expressly provided in this Agreement to the contrary, neither Fox nor Licensee shall have any right against the other with respect to claims by any third person or other third entity.
	(f)	It is understood that FCN is indemnifying Fox in connection with all costs, expenses, liabilities and other matters relating to the FCN programming covered hereunder.
	(g)	Paragraph headings are inserted for convenience only and shall not be used to interpret this Agreement or any of the provisions hereof or given any legal or other effect whatsoever.
(h)
Licensee acknowledges that Station's rights contained in this Agreement are subject to and must be exercised consistent with the rights conveyed to Fox by the NFL, the NHL, the MLB or any other licensor of programming delivered under this Agreement and any limitations and restrictions thereon.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Fox Broadcasting Company ("Fox")	("Licensee")

By:	By:

Title:	Title:

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  Exhibit 10.51
FOX BROADCASTING COMPANY STATION AFFILIATION AGREEMENT